Exhibit 99.1

FOR IMMEDIATE RELEASE

VAN BUREN, ARKANSAS APRIL 21, 2005

USA Truck, Inc. (NASDAQ: USAK) today announced record quarterly revenues, before fuel surcharge, of $90.4 million for the quarter ended March 31, 2005, an increase of 13.8% from $79.5 million for the same quarter of 2004. Net income increased 174.2% from $1.0 million for the quarter ended March 31, 2004 to $2.7 million for the same quarter of 2005. Diluted net income per share increased 163.6% from $0.11 for the quarter ended March 31, 2004 to $0.29 for the same quarter of 2005.

The following table summarizes the earnings information of USA Truck, Inc. (“Company”):

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2005	2004
Revenue:
Revenue, before fuel surcharge	$90,441	$79,506
Fuel surcharge	10,602	4,097

Total revenue	101,043	83,603
Operating expenses and costs:
Salaries, wages and employee benefits	34,426	29,760
Fuel and fuel taxes	25,720	17,930
Depreciation and amortization	9,914	8,440
Purchased transportation	6,469	6,559
Insurance and claims	5,829	5,675
Operations and maintenance	5,500	6,855
Operating taxes and licenses	1,489	1,310
Communications and utilities	754	786
Gain on disposal of revenue equipment, net	(362)	(41)
Other	4,715	3,316

Total operating expenses	94,454	80,590

Operating income	6,589	3,013
Other expenses (income):
Interest expense	1,301	715
Other, net	(9)	(9)

Total other expenses, net	1,292	706

Income before income taxes	5,297	2,307
Income tax expense	2,563	1,310

Net income	$2,734	$997

Per share information:
Average shares outstanding (Basic)	9,251	9,333

Basic net income per share	$0.30	$0.11

Average shares outstanding (Diluted)	9,538	9,384

Diluted net income per share	$0.29	$0.11

Key Operating Statistics:

	Three Months Ended March 31,
	2005	2004
Total miles (loaded & empty)	69,410,609	62,318,695
Empty mile factor	8.7%	8.7%
Revenue per mile (1)	$1.303	$1.276
Average number of tractors	2,253	2,102
Miles per tractor	30,808	29,647
Average miles per tractor per week	2,485	2,316
Average miles per trip (2)	813	832
Number of shipments (3)	85,369	77,820
Operating ratio (4)	92.7%	96.2%

(1)	Revenue per mile is based upon revenue, before fuel surcharge, and total miles (loaded and empty).
(2)	Average miles per trip is based upon shipments for which we use our own tractors to transport our customers’ freight.
(3)	Number of shipments includes both shipments for which we use our own tractors and brokerage and third party logistics services where we engage other carriers to transport our customers’ freight.
(4)	Operating ratio is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge.

In comparing the financial results of the three months ended March 31, 2005 to the three months ended March 31, 2004, Robert M. Powell, Chairman and CEO of the Company, made the following statement:

We are pleased with our progress in both our revenues and expenses. We have worked very hard over the past several years to expand our operating margins and generate the kinds of returns that our management team and our stockholders expect. We took a big step toward achieving our goals during this quarter.

We are primarily focused on improving tractor utilization, reducing fleet maintenance costs and reducing insurance and claims costs in 2005. Aided by steady freight demand and accommodative weather throughout our geographic operating areas, we made progress in each of those three areas.

Improved utilization (+7.3%)‚ together with strong revenue per mile‚ led the way to record revenue‚ before and after fuel surcharges. While freight volumes were stronger than most historical first quarters‚ we believe that our more moderate stance on rate increases over the past five quarters relative to the truckload industry helped bolster demand for our services during the seasonally lean volumes of the first quarter. Our revenue per mile‚ before fuel surcharge‚ increased 2.1%‚ but that includes third party logistics and brokerage revenues‚ which were down 13.8%‚ to $4.5 million. Revenue per mile‚ before fuel surcharge‚ from our traditional freight operations‚ using our own tractors‚ increased 3.9%.

Our recent efforts to improve the efficiency of our fuel surcharge program was well-timed as our price per gallon rose 30.0%‚ but only cost us an additional $0.01 per diluted share versus the comparative quarter. In fact‚ the combination of a better surcharge program‚ higher revenue per mile and improved fuel economy on our tractors‚ actually enabled us to generate an improved operating margin in the area of fuel and fuel taxes.

Operations and maintenance expenses were down 19.8% due primarily to the completion of our seven-quarter effort to reduce the age of our tractor and trailer fleets‚ which averaged 17 and 40 months‚ respectively‚ during the quarter‚ compared to their peaks of 33 and 56 months‚ respectively‚ in April 2003. Insurance and claims expenses as a percentage of revenue‚ before fuel surcharges‚ also improved. Our safety program continues to produce encouraging results as our total accident frequency was down 14.4% and the frequency of our Department of Transportation reportable accidents‚ which tend to be more severe and expensive‚ was down 60.1% in this quarter.

The market for hiring drivers is tight and our salaries‚ wages and employee benefits and other expense lines reflect the additional costs required to keep our tractors manned. However‚ those dollars were put to good use as‚ on average‚ we seated more than 97% of our tractors throughout the quarter for the first time since the second quarter of 2001. We will continue to monitor the driver market very closely.

Over the past several years‚ we have meticulously benchmarked our current operating statistics against those of 1998‚ which is the year that produced the strongest operating statistics in our public history. We will continue to aggressively utilize that benchmarking program as we work to further improve operating performance.

This press release contains forward-looking statements and information that are based on our current beliefs and expectations and assumptions we have made based upon information currently available. Forward-looking statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, and may be identified by words such as “will,” “could,” “should,” “may,” “believe,” “expect,” “intend,” “plan,” “schedule,” “estimate,” “project” and similar expressions. These statements are based on current expectations and are subject to uncertainty and change. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will be realized. If one or more of the risks or uncertainties underlying such expectations materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. Among other things, we cannot assure you that we will be able to maintain the strong tractor utilization rates and revenue per mile discussed in this press release, or that we will be able to continue to improve or effectively control maintenance expenses and insurance and claims costs or effectively manage our fuel surcharge program. Among the key factors that are not within our control and that have a direct bearing on operating results are increases in fuel prices, adverse weather conditions, increased regulatory burdens and the impact of increased rate competition. Our results have also been, and will continue to be, significantly affected by fluctuations in general economic conditions, as our tractor utilization is directly related to business levels of shippers in a variety of industries. In addition, shortages of qualified drivers and intense or increased competition for drivers have adversely impacted our operating results and our ability to grow and will continue to do so. Results for any specific period could also be affected by various unforeseen events, such as unusual levels of equipment failure or vehicle accident claims. Additional risks associated with our operations are discussed in our SEC filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

References to the “Company”, “we”, “us”, “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a medium haul, dry van truckload carrier transporting general commodities throughout the continental United States and between locations in the United States and Canada. We transport general commodities into Mexico by allowing through-trailer service on our trailers through our facility in the gateway city of Laredo, Texas. We also provide third-party logistics and freight brokerage services.

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Contact: CLIFF BECKHAM, Chief Financial Officer—(479) 471-2633